What are Shareholders being asked to vote on?

ACTUAL PROPOSAL

1	.	To approve an Agreement and Plan of Reorganization (the “Plan”) providing for: (i) the acquisition by Nationwide Mutual Funds, a Delaware statutory trust (the “NMF Trust”), on behalf of its series,
Nationwide Dynamic U.S. Growth Fund (the “Acquiring Fund”), of all of the assets of the Target
Fund, in exchange solely for Eagle Class shares of beneficial interest, no par value, of the Acquiring
Fund (“Acquiring Fund Shares”) having an aggregate net asset value equal to the value of the
Target Fund's net assets and the assumption by the NMF Trust, on behalf of the Acquiring Fund, of the liabilities (as defined in the Plan) of the Target Fund; (ii) the distribution of the Acquiring
Fund Shares to the shareholders of the Target Fund according to their respective shares in the
Target Fund in complete liquidation of the Target Fund; and (iii) the liquidation and, as soon as practicable after the closing, the termination of the Target Fund as a series of the Target Company
(the “Reorganization”).
BOARD OF DIRECTORS RECOMMENDATION – “FOR”

PROPOSAL 1: To approve an Agreement and Plan of Reorganization

What is happening?

Shareholders of the BNY Mellon Growth and Income Fund, Inc. (the "Fund") are being asked to approve an Agreement and Plan of Reorganization relating to the proposed reorganization of the Fund with and into the Nationwide Dynamic U.S. Growth Fund (the "Nationwide Fund").

What will happen to my existing shares?

If the Reorganization is approved, a shareholder of the Fund will become a shareholder of the Nationwide Fund and will receive Eagle Class shares of the Nationwide Fund having a total dollar value equal to the total dollar value of the shares such shareholder held in the Fund immediately prior to the effectiveness of the Reorganization.

Why is the Reorganization being proposed?

The Fund's investment adviser, BNY Mellon Investment Adviser, Inc. ("BNYM Adviser") believes that the Reorganization will permit shareholders of the Fund to pursue a similar investment goal in a larger combined fund that has a lower management fee and a lower net expense ratio than the Fund. BNYM Adviser considered the future prospects for growth of the Fund on BNYM Adviser's current distribution platform and concluded that, due to the existing shareholder base and limited growth prospects through financial intermediaries, Nationwide Fund Advisors and its affiliates would be better positioned to market and distribute the Fund and that, over time, the Fund may have better prospects for growth as part of the Nationwide Funds complex than as part of the BNY Mellon Adviser fund complex.

What are the benefits of this Reorganization?

  The Nationwide Fund will have a lower management fee and net operating expenses in comparison to your fund.

  The Nationwide Mutual Fund platform should provide a greater opportunity for asset growth, which, if realized, may result in more efficient portfolio management.

  Potential growth of the Nationwide Fund could result in great economies of scale, which could create further value with regards to operating expenses.

Has the Board of Directors reviewed this proposal and what were their findings?

The Board of Directors determined that the Reorganization would be in the best interests of the Fund and that of the Fund’s shareholders based on, but not limited to, the following:

  The investment options and services offered to shareholders of the Nationwide Fund as part of the Nationwide Funds complex.

  The experience and resources of Nationwide Fund Advisors in managing mutual funds.

  The Reorganization would permit shareholders to pursue a similar investment goal.

  The Nationwide Fund has a lower management fee and a lower total expense ratio.

  The representation by Nationwide Fund Advisors that it would make the Fund a focus for distribution. This could benefit shareholders by providing the Fund with potential asset growth opportunities that, if realized, may result in more efficient portfolio management and economies of scale.

  Mellon Investments Corporation, whose employees currently serve as portfolio managers of the Growth and Income Fund, will serve as sub adviser to the Nationwide Fund after the Reorganization, thereby providing continuity of investment management.

How do the investment objectives and strategies of the Funds compare?

INVESTMENT OBJECTIVES

The investment objectives of the Funds have some similarities, but also important differences. Specifically, both Funds seek long-term capital growth.

  The Fund also seeks current income and growth of income consistent with reasonable investment risk. In addition, the Fund’s investment objective is fundamental and may not be changed without approval of the holders of a majority of the Fund’s outstanding voting securities.

  The Nationwide Fund’s investment objective is non-fundamental and may be changed by the Fund’s Board without shareholder approval upon 60 days’ written notice to shareholders.

INVESTMENT STRATEGIES

The principal investment strategies of the Funds are similar in some ways and differ in others.

How do the fundamental investment policies of the Funds compare?

The fundamental investment policies of the Funds are substantially similar to one another, and include certain investment policies required by the Investment Company Act of 1940, as amended.

How do the principal risks associated with investments in each Fund compare?

  Although the Funds have certain similar principal risks, there are also significant differences in the investment risks of the two Funds. Specifically, both Funds share the following risks: equity securities risk, derivatives risk, liquidity risk, and management/strategy risk.

  However, the Fund also includes foreign investment risk and non-diversification risk.

  Additionally, the Nationwide Fund also includes cash position risk, fixed-income securities risk, leverage risk, market and selection risk, and portfolio turnover risk.

Who will manage the Fund following the Reorganization?

Nationwide Fund Advisors has engaged Mellon Investments Corporation, an affiliate of BNY Mellon Investment Adviser, Inc. to serve as the Nationwide Fund’s sub adviser to provide the day-to-day management of the Nationwide Fund’s portfolio. Vassilis Dagioglu, James H. Stavena and Joseph Miletich, CFA will continue as primary portfolio managers for the Nationwide Dynamic U.S. Growth Fund. The Reorganization will shift Fund oversight responsibility for the Fund from BNY Mellon Investment Adviser, Inc. to Nationwide Fund Advisors.

How do the advisory fees and expenses of the Funds compare?

  The investment advisory fee of the Nationwide Fund – at an annual rate of 0.45% up to $5 billion and 0.42% of $5 billion or more of the Nationwide Fund’s average daily net assets – is lower than the investment advisory fee of the Fund – at an annual rate of 0.75% of the Fund’s average daily net assets.

  Nationwide Fund shares have a lower total expense ratio than shares of the Fund.

  Neither Fund is subject to a Rule 12b-1 distribution or service plan fee or to any sales load.

  Fund shares are subject to an annual shareholder services plan fee of up to 0.25%, while Nationwide Fund Shares are subject to a maximum annual administrative services plan fee of 0.10%.

  Nationwide Fund Advisors has entered into a written contract limiting annual fund operating expenses of the Nationwide Fund to 0.50% (subject to certain exclusions) until the later to occur of (i) February 28, 2022, or (ii) two years after the completion of the Reorganization.

Will I have to pay any front-end sales charges, contingent deferred sales charges or redemption/exchange fees in connection with the Reorganization?

No. You will not have to pay any front-end sales charges, contingent deferred sales charges or redemption/exchange fees in connection with the Reorganization.

How do the share purchase, redemption and exchange procedures of the Funds compare?

The share purchase, redemption, and exchange procedures of the Funds are similar, except that the two Funds have different mandatory redemption policies with respect to shareholder accounts with low balances. The Reorganization will also result in the Fund having different third-party service providers.

What is the anticipated timing of the Reorganization?

The Shareholder Meeting is scheduled to occur on November 26, 2019; if enough favorable votes have been cast, the reorganization will be approved and will occur after the close of business on December 13, 2019.

What are the U.S. federal income tax consequences of the Reorganization?

The Reorganization is expected to constitute a tax-free “reorganization” under the Internal Revenue Code of 1986, as amended and will not take place unless the Funds receive a satisfactory opinion of counsel to the effect that the proposed Reorganization will be tax-free (although there can be no assurance that the Internal Revenue Service will agree with such opinion).

Who will pay the costs associated with the Reorganization?

The costs of soliciting shareholder votes as well as the operational costs associated with the Reorganization will be allocated between Nationwide Fund Advisors, BNY Mellon Investment Adviser, Inc. and Mellon Investments Corporation. Neither Fund will bear any related costs of the Reorganization, except that each Fund will bear the costs, if any, of restructuring its portfolio incurred in connection with the Reorganization, such as brokerage commissions and other transaction costs.

What will happen if the Reorganization is not approved?

If shareholders do not approve the Reorganization, the Board of Directors may consider other alternatives, however, currently, there are no other proposed actions contemplated for the Fund.

Until any such alternatives are acted upon, the Fund would continue its operations, and would be overseen by the Fund’s Board and managed by BNY Mellon Investment Adviser, Inc.

If I have a Bank of New York Mellon Custodial IRA/ESA account in the BNY Mellon Growth and Income fund along with other BNY Mellon mutual fund investments, will Bank of New York Mellon remain as Custodian on those other investments?

Bank of New York Mellon will continue to serve as Custodian for your Individual Retirement Account or Education Savings Account for investments held in other BNY Mellon Family of Funds. After the reorganization, you will have an IRA/ESA account with Bank of New York Mellon as Custodian as well as an IRA/ESA with Nationwide/U.S. Bank as custodian. Separately, you will receive a Custodial Agreement and Disclosure document from U.S. Bank, which governs the IRA/ESA for your new Nationwide investment as well as other information, such as fee disclosures, from Nationwide/U.S. Bank.

The Bank of NY Mellon Custodial Plan Accounts not moving to Nationwide Questions

What will happen to the shares of holders currently held in a Bank of New York Mellon Custodial Retirement Plan Account if the reorganization is approved?

Profit Sharing, Money Purchase, SAR-SEP [simplified employee pension plan] and 403(b) (7) Plan Accounts held in the Fund where Bank of New York Mellon is the Custodian will not receive Eagle Class shares or any other class of shares of the Nationwide Fund in the Reorganization.

Holders may redeem their Fund shares or exchange them for shares of another fund in the BNY Mellon Family of Funds prior to December 11, 2019 if shares in the Fund are held in these Plan Accounts on December 11, 2019, they will be exchanged for Dreyfus Class shares of General Government Securities Money Market Fund.

Why is my Bank of New York Mellon Custodian Plan Account not going to Nationwide if the Reorganization is approved?

Nationwide cannot support these Retirement Plan Account plan types operationally.

Why is my Bank of Mellon Custodian Plan Account being moved to Dreyfus Class of General Government Securities Money Market if I do not redeem my Fund shares or exchange to another fund of my choice prior to the Reorganization?

The Fund will no longer be available as a result of the reorganization. Shares held in the Bank of New York Mellon Custodial Plan Accounts will be exchanged into a BNY Mellon Custodial money market fund to preserve tax deferral with the retirement vehicle.

Shareholders are free to exchange into any mutual fund they choose within the BNY Mellon family of funds before or after the reorganization date.

Why Nationwide Funds?

  The strength and stability of a Fortune 100 company with 90 years of asset management experience.

  A broad suite of highly rated mutual funds.

  Deep money management expertise for each asset class.

  Timely information to drive meaningful conversations between you and your advisor.

  A mutual heritage that always puts clients' needs first.

  Nationwide takes its corporate citizenship seriously.

Source: https://www.nationwide.com/personal/investing/mutual-funds/

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign, date the card, and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At: https://im.bnymellon.com/us/en/individual/resources/proxy-materials.jsp

AST Fund Solutions is mentioned on page 7 of Proxy Statement.

For Internal Distribution Only

BNY MELLON GROWTH AND INCOME FUND, INC.

Answering Machine Script

Hello.

I am calling regarding your investment with BNY MELLON GROWTH AND INCOME FUND, INC.

The Special Meeting of Shareholders is scheduled to take place on November 26, 2019.  All shareholders are being asked to consider and vote on an important matter.  As of today, your vote has not been registered.

Please contact us as soon as possible at ______ Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

Your vote is very important. Thank you and have a good day.

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with BNY Mellon Growth and Income Fund, Inc. I wanted to confirm that you have received the proxy materials for the Special Meeting of Shareholders scheduled to take place on November 26, 2019. Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone.

The Fund's Board of Directors is recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone. The Fund's Board of Directors is recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with BNY Mellon Growth and Income Fund, Inc. before the meeting take place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

  Please state your full name. (Pause)

  According to our records, you reside in (city, state, zip code). (Pause)

  To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of your vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr./Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good

(morning, afternoon, evening.)